Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

November 2, 2007

Board of Directors

Chelsea Therapeutics International, Ltd.

13950 Ballantyne Corporate Place, Suite 325

Charlotte, North Carolina 28277

Ladies and Gentlemen:

We have acted as counsel to Chelsea Therapeutics International, Ltd., a Delaware corporation (the “Company”), in connection with the registration of 7,388,172 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), to the signatories to the Subscription Agreements (as defined below) pursuant to the registration statement on Form S-3 (Registration Statement No. 333-146422), as filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), as declared effective by the Commission on October 11, 2007, together with the exhibits thereto and the documents incorporated by reference therein (such registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”) and the related base prospectus which forms a part of and is included in the Registration Statement and the related prospectus supplement in the form filed with the Commission pursuant to Rule 424(b) under the Act (together, the “Prospectus”).

The shares of Common Stock are to be sold pursuant to a Placement Agency Agreement, dated as of November 1, 2007 (the “Placement Agreement”), by and among the Company, Leerink Swann LLC, as lead placement agent, and Oppenheimer & Co. Inc. and Punk Ziegel & Company, as co-placement agents, and Subscription Agreements, dated as of November 1, 2007, by and among the Company and the investor signatories thereto (the “Subscription Agreements”), each of which have been filed as an exhibit to the Company’s Current Report on Form 8-K filed on November 2, 2007.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended to date, the Company’s Bylaws, as currently in effect, the Placement Agreement, the Subscription Agreements, and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, we are of the opinion that the Common Stock, when issued and sold in accordance with the Placement Agreement, the Subscription Agreements, the Registration Statement and the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law, including the statutory provisions of the Delaware General Corporate Law and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and the related prospectus and prospectus supplement, and in any amendment or supplement thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP